EXHIBIT 23


   INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No.'s 33-7235, 33-34555 and 33-55437, and Registration Statement No.'s 33-27356 and 33-35704 of Universal Foods Corporation on Form S-8 of our reports dated November 9, 1995, which reports express unqualified opinions and include an explanatory paragraph relating to the change in methods of accounting for postretirement benefits other than pensions and postemployment benefits to conform with Statements of Financial Accounting Standards No. 106 and No. 112, respectively, appearing in and incorporated by reference in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1995.




   December 22, 1995
   Milwaukee, Wisconsin